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Exhibit 99.1

                                   PENGE CORP
                               a holding company


                   LETTER TO THE SHAREHOLDERS - DECEMBER 2006

Penge Corp
Office: 432 683 8800
3327 West Wadley, Suite 3-366
Fax:     432 683 8801
Midland, Texas 79707
Email: kc@pengecorp.com

                       TO THE SHAREHOLDERS OF PENGE CORP:

Merry Christmas! 2006 was a busy year and we have lots to tell you.

We merged with a small Delaware public company that traded on the Pink Sheet exchange in June 2005. We took over operations of the combined company and changed the name to Penge Corp while keeping the same officers and directors of our original Penge Corp.

Then, in the summer of 2006 we completed our financial audits for all of our companies and were able to file a Form 10 registration statement with the Securities and Exchange Commission (S.E.C.) in order to become a fully reporting public company and to trade our stock on the NASDAQ Bulletin Board exchange. Our filing was approved in early October and we will be able to step up onto the Bulletin Board around January 11, 2007.

We are now a fully reporting public company and are filing regular quarterly and annual audited financials with the S.E.C. As a fully reporting public company, our stock is now available through most broker/dealers and brokerage firms in the world under the symbol of 'PNGC'. This should allow us much easier access to capital and should also increase the trading and liquidity of our stock. We apologize this has taken us longer than anticipated due to complications combining and auditing our new acquisitions.

Our biggest project in 2006 was opening the Texas Landscape Center (TLC) retail nursery in Midland, Texas. We opened on April 15, 2006 and did higher sales volume than we anticipated. Between the retail and wholesale sales at our Midland facilities (which are now consolidated at the TLC facility) we did over $1 million dollars in business in Midland in our first spring. Since then we have averaged over $100,000+ per month in sales at the TLC location. So, we anticipate that our first year's sales for our Midland retail and wholesale business should be just over $2 million dollars. And we anticipate that year two will be between $2.2 million and $2.5 million in sales.

We have now operated both the growing side and the retail side of our vertically integrated nursery model and are very confident that by growing much of our own product, we can open and operate retail nurseries with $2.5 million - $4 million in sales with 15% - 25% net profits.

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With that in mind, we went ahead and acquired the assets of Mike's Garden Center in Odessa, Texas on November 29th, 2006. Mike's is the largest retail nursery in Odessa, with around $2 million dollars in retail sales this year and almost no wholesale sales. Mike's Garden Center is in a prime location on a very busy street, on a location that has been the main nursery in Odessa for 35 years. Odessa is approximately the same size as Midland, and we anticipate being able to do $2.5 million plus from this location.

In 2006 we continued streamlining operations at our new S&S plant farm in anticipation of using it to supply our current and upcoming West Texas retail nurseries with plant material. This involved doubling the size of greenhouse and shade house space, changing the employee mix, significantly increasing our shrub inventory, and changing the S&S' Plant Farm sales model to support the needs of the new TLC retail nursery. It took substantial effort and capital to make this large transition over the last 18 months, and we are now well prepared with the infrastructure to provide much of the plant material we will need for up to five retail nursery locations.

Our growing facilities in Tucson and Houston are doing well. In Tucson, we sold a great harvest of Eldarica pines this fall season. We provided trees to the California Home Depot region again this year, and we cancelled the Texas Home Depot region so that we could sell the trees at better margins to landscapers, retail nurseries, and through our own Texas Landscape Center. This is making us better profits with less hassles and uncertainty than last year.

As you can tell, we have been very busy with some big successes and with some growing effort and expense. In 2005 and much of 2006 we lost money consolidating operations, auditing, and going public. In Fiscal 2007 (ending June 30, 2007 - 6 months from now) we anticipate revenues of approximately $4 million with positive EBITDA for the full year. The following year, with revenues from our second retail location, we anticipate revenues of $6 million plus with solid EBITDA numbers and significantly reduced interest carrying cost.

We will then open retail nurseries in San Angelo, Abilene, and Lubbock over the next two years. This should allow us to do $12-$15 million in revenues with 15%
- 25% profit margins and a substantially higher stock price.

We appreciate all of the help and patience that you have given us and we anticipate that 2007 is finally the year that we have a stable publicly traded stock to go with our growing operations.

And finally, we have relocated our corporate headquarters to Midland, Texas and are now located in offices at our Texas Landscape Center retail nursery on 1501 North Fairgrounds Road. Also, Penge is going to have annual shareholder meetings in Midland, Texas from now on and you are all welcome to attend. Details will be posted on our website. www.pengecorp.com We are starting to send out additional information by email, so please email me at kc@pengecorp.com with your contact information so I can let you know about upcoming items that may be of interest.

Also, if you haven't exchanged your old Penge Corp Nevada stock certificate for a new publicly traded Penge Corp Delaware certificate then please contact us for instructions on what to do.

Take care,




KC Holmes, President and Kirk Fischer, Chairman and CEO
Penge Corp

kc@pengecorp.com
432 349 8416